Exhibit 99.1

Contact at 214/432-2000 David B. Powers President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

RECORD ANNUAL EPS UP 34% ON RECORD REVENUES

DALLAS, TX (May 18, 2017) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2017 and the fiscal fourth quarter ended March 31, 2017. Notable items for the fiscal year and quarter include (all comparisons, unless otherwise noted, are with the prior fiscal year or prior year’s fiscal fourth quarter):

Company Annual Results

•	Record revenues of $1.2 billion, up 6%

•	Cash flow from operations of $331.6 million, up 25%

•	Record net earnings per diluted share of $4.10, up 34%

Company Fourth Quarter Results

•	Record revenues of $278.7 million, up 11%

•	Net earnings per diluted share of $0.75, down 6%

•	Eagle’s fourth quarter financial results include approximately $9.4 million (pre-tax), or $0.13 per share, of costs associated with completing the acquisition of the Fairborn Business (described further below).

On February 10, 2017, Eagle completed its previously announced acquisition of Cemex S.A.B. de C.V.’s Fairborn, Ohio cement plant and related assets (the “Fairborn Business”). Eagle used cash on-hand, along with borrowings under its bank credit facility, to fund the purchase. The results of operations of the Fairborn Business are included in the results disclosed in this press release for the period from February 10 through March 31, 2017. For information regarding the results of operations of the Fairborn Business for certain periods prior to February 10, 2017, including pro forma financial information that combines the results of operations of the Company and the Fairborn Business, please see our Form 8-K/A filed with the SEC on March 27, 2017.

Our fourth quarter results were impacted by non-routine acquisition related expenses of approximately $4.4 million (pre-tax), or $0.06 per diluted share, directly associated with completing the acquisition of the Fairborn Business. Additionally, our fourth quarter cement earnings were impacted by expenses of approximately $5.0 million (pre-tax), or $0.07 per share, associated with annual maintenance costs at the Fairborn Business and the impact of purchase accounting on inventory costs.

Fiscal 2017 cash flow from operations improved 25% and was used to partially fund the acquisition of the Fairborn Business, invest in capital improvements, pay dividends and repurchase shares. Eagle ended the year with a net debt-to-capitalization ratio of 36%.

Cement, Concrete and Aggregates

Fiscal 2017 operating earnings from Cement were a record $153.5 million, an increase of 11% compared to fiscal 2016. Revenues from Cement, including joint venture and intersegment sales, were $566.3 million for fiscal 2017, 7% higher than last year.

Fourth quarter operating earnings from Cement were a record $25.9 million, a 19% increase from the same quarter a year ago. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $116.7 million, 17% greater than the same quarter last year. Cement sales volumes for the quarter were 980,000 tons, 11% higher than the same quarter a year ago. The average net sales price for this quarter was $106.17 per ton, a 6% improvement from the same quarter last year. Like-for-like cement sales volumes and net sales prices both increased 5% versus the fourth quarter of fiscal 2016 (comparison excludes cement sales from the Fairborn Business since its acquisition date).

Concrete and Aggregates reported fiscal 2017 operating earnings of $18.1 million, up 84% compared to the prior year. Revenues from Concrete and Aggregates were $153.3 million for fiscal 2017, 21% higher than last year.

Concrete and Aggregates reported revenues for the fourth quarter of $39.5 million, an increase of 28%. Fourth quarter operating earnings were $5.0 million, a 99% improvement from the same quarter a year ago, reflecting record quarterly concrete sales volumes and record concrete and aggregates sales prices.

Gypsum Wallboard and Paperboard

Fiscal 2017 operating earnings from Gypsum Wallboard and Paperboard were $197.5 million, an increase of 3%. Revenues from Gypsum Wallboard and Paperboard were $578.6 million for fiscal 2017, 5% higher than last year’s revenues.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $138.3 million, a 2% decrease. The decline reflects lower wallboard and paperboard sales volumes partially offset by improved prices. The average Gypsum Wallboard net sales price for this quarter was $158.54 per MSF, 4% higher than the same quarter a year ago reflecting American Gypsum’s price increases implemented mid-quarter. Gypsum Wallboard sales volumes of 600 million square feet (MMSF) were down approximately 5%. The average Paperboard net sales price this quarter was $524.90 per ton, up 5%. Paperboard sales volumes for the quarter were 72,000 tons, 1% lower than the same quarter a year ago.

Underlying demand fundamentals in wallboard continue to be strong. This quarter’s comparative of wallboard sales volumes was affected by a shift in the timing of pre-buying activity ahead of our mid-quarter price increase this winter compared with a late quarter effective date in 2016. When we adjust for the timing shift, we estimate that wallboard demand improved 6% to 8% in our core markets.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $44.5 million, down 13%. The decline in operating earnings was due to lower wallboard sales volumes and increased operating costs, which were partially offset by higher wallboard and paperboard net sales prices. The increased operating costs reflect an increase in recycled paper fibers costs during the quarter.

Oil and Gas Proppants

Eagle’s Oil and Gas Proppants business reported fiscal 2017 revenues of $34.6 million, a decline of 40%, primarily reflecting lower average net sales prices and a 15% decline in frac sand sales volumes from the prior year. The fiscal 2017 operating loss was $14.6 million versus an operating loss of $68.5 million in the prior year.

Eagle’s Oil and Gas Proppants business reported fourth quarter revenues of $15.8 million, an increase of 98%, primarily reflecting a 144% increase in frac sand sales volumes. The fourth quarter’s operating loss of $2.9 million includes depreciation, depletion and amortization of $3.8 million.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Aggregates, Concrete, Gypsum Wallboard, Recycled Paperboard and Frac Sand from over 40 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, May 18, 2017. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas, coal and oil; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; fluctuations in activity in the oil and gas industry, including the level of fracturing activities and the demand for frac sand; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; a cyber-attack or data security breach; announced increases in capacity in the gypsum wallboard, cement and frac sand industries; changes in the demand for residential housing construction or commercial construction; risks related to pursuit of acquisitions, joint ventures and other transactions; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2016. These reports are filed with the Securities and Exchange Commission. With respect to our completed acquisition of the Fairborn Business as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in such forward-looking statements include, but are not limited to, failure to realize any expected synergies from or other benefits of the transaction, possible negative effects of consummation of the transaction, significant transaction or ownership transition costs, unknown liabilities or other adverse developments affecting the Fairborn Business, including the results of operations of the Fairborn Business prior and after the closing, the effect on the Fairborn Business of the same or similar factors discussed above to which our business is subject, including changes in market conditions in the construction industry and general economic and business conditions that may affect us following the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

David B. Powers

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenues and Earnings by Lines of Business (Quarter and Fiscal Year)

Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Lines of Business

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Revenues	$278,663	$252,132	$1,211,220	$1,143,492

Cost of Goods Sold	217,163	194,771	899,175	911,875

Gross Profit	61,500	57,361	312,045	231,617

Equity in Earnings of Unconsolidated JV	11,015	9,090	42,386	39,083
Corporate General and Administrative Expense	(7,198)	(10,534)	(33,940)	(37,193)
Acquisition and Litigation Expense	(4,391)	—	(5,480)	—
Other Operating Income	131	158	2,139	2,328

Earnings before Interest and Income Taxes	61,057	56,075	317,150	235,835

Interest Expense, Net	(6,876)	(3,753)	(22,631)	(16,583)

Earnings before Income Taxes	54,181	52,322	294,519	219,252

Income Tax Expense	(17,930)	(13,159)	(96,300)	(66,660)

Net Earnings	$36,251	$39,163	$198,219	$152,592

NET EARNINGS PER SHARE
Basic	$0.75	$0.81	$4.14	$3.08

Diluted	$0.75	$0.80	$4.10	$3.05

AVERAGE SHARES OUTSTANDING
Basic	48,023,641	48,556,830	47,931,518	49,471,157

Diluted	48,472,916	49,050,937	48,361,286	50,070,829

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$115,962	$117,797	$473,651	$461,457
Gypsum Paperboard	22,309	23,122	104,992	90,191

	138,271	140,919	578,643	551,648

Cement (Wholly Owned)	85,153	72,344	444,624	407,102

Oil and Gas Proppants	15,772	7,983	34,623	57,591

Concrete and Aggregates	39,467	30,886	153,330	127,151

Total Revenues	$278,663	$252,132	$1,211,220	$1,143,492

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$37,757	$41,167	$159,866	$159,352
Gypsum Paperboard	6,774	10,062	37,601	32,153

	44,531	51,229	197,467	191,505

Cement:
Wholly Owned	14,887	12,706	111,139	98,771
Joint Venture	11,015	9,090	42,386	39,083

	25,902	21,796	153,525	137,854

Oil and Gas Proppants	(2,905)	(9,077)	(14,633)	(68,466)

Concrete and Aggregates	4,987	2,503	18,072	9,807

Other, net	131	158	2,139	2,328

Sub-total	72,646	66,609	356,570	273,028

Corporate General and Administrative Expense	(7,198)	(10,534)	(33,940)	(37,193)

Acquisition and Litigation Expense	(4,391)	—	(5,480)	—

Earnings before Interest and Income Taxes	$61,057	$56,075	$317,150	$235,835

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2017	2016	Change	2017	2016	Change
Gypsum Wallboard (MMSF’s)	600	630	-5%	2,483	2,394	+4%

Cement (M Tons):
Wholly Owned	734	665	+10%	3,934	3,903	+1%
Joint Venture	246	214	+15%	937	875	+7%

	980	879	+11%	4,871	4,778	+2%

Paperboard (M Tons):
Internal	30	28	+7%	118	113	+4%
External	42	45	-7%	199	175	+14%

	72	73	-1%	317	288	+10%

Concrete (M Cubic Yards)	310	262	+18%	1,260	1,101	+14%

Aggregates (M Tons)	772	786	-2%	3,649	3,009	+21%

Frac Sand (M Tons)	251	103	+144%	550	644	-15%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2017	2016	Change	2017	2016	Change
Gypsum Wallboard (MSF)	$158.54	$152.80	+4%	$155.90	$157.91	-1%
Cement (Ton)	$106.17	$100.41	+6%	$101.60	$98.07	+4%
Paperboard (Ton)	$524.90	$502.21	+5%	$511.82	$505.35	+1%
Concrete (Cubic Yard)	$105.13	$93.22	+13%	$96.80	$92.70	+4%
Aggregates (Ton)	$9.22	$8.27	+11%	$8.65	$8.28	+4%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Intersegment Revenues:
Cement	$3,374	$2,867	$15,781	$13,939
Paperboard	16,228	14,785	62,073	59,001
Concrete and Aggregates	391	205	1,262	922

	$19,993	$17,857	$79,116	$73,862

Cement Revenues:
Wholly Owned	$85,153	$72,344	$444,624	$407,102
Joint Venture	28,144	24,903	105,916	107,458

	$113,297	$97,247	$550,540	$514,560

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2017	2016
ASSETS
Current Assets –
Cash and Cash Equivalents	$6,561	$5,391
Accounts and Notes Receivable, net	136,313	120,221
Inventories	252,846	243,595
Federal Income Tax Receivable	—	5,623
Prepaid and Other Assets	4,904	5,173

Total Current Assets	400,624	380,003

Property, Plant and Equipment –	2,439,438	2,072,776
Less: Accumulated Depreciation	(892,601)	(817,465)

Property, Plant and Equipment, net	1,546,837	1,255,311

Investments in Joint Venture	48,620	49,465
Notes Receivable	815	2,672
Goodwill and Intangibles	235,505	165,827
Other Assets	14,723	30,357

	$2,247,124	$1,883,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$92,193	$66,614
Accrued Liabilities	56,112	45,975
Current Portion of Senior Notes	81,214	8,000

Total Current Liabilities	229,519	120,589

Long-term Liabilities	42,878	61,122
Bank Credit Facility	225,000	382,000
Private Placement Senior Unsecured Notes	36,500	117,714
4.500% Senior Unsecured Notes due 2026	343,753	—
Deferred Income Taxes	166,024	161,679
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares;
Issued and Outstanding 48,453,268 and 48,526,843 Shares, respectively.	485	485
Capital in Excess of Par Value	149,014	168,969
Accumulated Other Comprehensive Losses	(7,396)	(11,409)
Retained Earnings	1,061,347	882,486

Total Stockholders’ Equity	1,203,450	1,040,531

	$2,247,124	$1,883,635

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarter and fiscal year ended March 31, 2017 and 2016:

	Depreciation, Depletion and Amortization
	($ in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2017	2016	2017	2016
Cement	$10,569	$8,515	$36,727	$33,400
Gypsum Wallboard	4,562	4,938	18,728	19,988
Paperboard	2,114	2,103	8,425	8,312
Oil and Gas Proppants	3,823	5,253	18,255	27,227
Concrete and Aggregates	2,457	1,593	7,931	6,260
Other	372	458	1,725	1,918

	$23,897	$22,860	$91,791	$97,105